EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (hereinafter referred to as the "Agreement") is made and entered into as of die _15th__________day of January, 2004, by and between OXYSURE SYSTEMS, INC., a corporation duly organized and existing pursuant to the laws of the state of Delaware, (hereinafter referred to as "OSI" or die "Company"), and Julian T. Ross (hereinafter referred to as die "Executive").

WITNESSETH:

WHEREAS, the Company desires to have die benefit of die Executive's efforts and services;

WHEREAS, the Company recognizes that circumstances may arise which may cause uncertainty of continued employment of die Executive widiout regard to die Executive's competence or past contributions;

WHEREAS, such uncertainties may result in die loss of valuable services of the Executive to the detriment of die Company and its shareholders;

WHEREAS, die Executive will be in a better position to consider the best interests of die Company if the Executive is afforded reasonable security, as provided in this Agreement, against altered conditions of employment which may result from situations now unknown, and

NOW, THEREFORE, in consideration of die foregoing and of die mutual covenants and agreements hereinafter set forth, die parties hereto mutually covenant and agree as follows:

1.	DEFINITIONS. Whenever used in this Agreement, the following terms shall have the meanings set fortii below:
	(a)	"Accrued Benefits" shall mean the amount payable not later tiian fifteen (15) days following an applicable Termination Date and which shall be equal to the sum of die following amounts:
		(i)	All salary earned or accrued dirough die Termination Date;
		(ii)	Reimbursement for any and all moneys advanced in connection with die Executive's employment for pre-approved, reasonable and necessary expenses incurred by die Executive through the Termination Date;

(iii) Any and all other cash benefits previously earned tiirough die Termination Date and deferred at die election of the Executive or pursuant to any deferred compensation plans then in effect;
(iv) The full amount of any stated bonus payable to die Executive with respect to the year in which termination occurs provided that the events necessary to have earned said bonus have been achieved; and
(v) All otiier payments and benefits to which die Executive may be entided under the terms of any benefit plan of the Company.
(b)	"Act" shall mean the Securities Exchange Act of 1934;
(c)	"Affiliate" shall have die same meaning as given to that term in Rule 12b-2 of Regulation 12B promulgated under die Act;
(d)	"Base Period Income" shall be an amount equal to the Executive's annualized compensation calculated pursuant to section 6 herein for the initial term of this agreement;
(e)	"Board" shall mean the Board of Directors of the Company;
(f)	"Cause" shall mean any of die following:
(i)
The engaging by die Executive in fraudulent conduct, as evidenced by a determination in a binding and final judgment, order or decree of a court or administrative agency of competent jurisdiction, in effect after exhaustion or lapse of all rights of appeal, in an action, suit or proceeding, whetiier civil, criminal, administrative or investigative, which die Board determines, in its sole discretion, has a significant adverse impact on the Company in the conduct of the Company's business;

(ii)
Conviction of a felony, as evidenced by a bmding and final judgment, order or decree of a court of competent jurisdiction, in effect after exhaustion or lapse of all rights of appeal, which die Board determines, in its sole discretion, has a significant adverse impact on die Company in die conduct of die Company's business;

Notwidistanding die foregoing, Cause shall not exist under Sections 1(f) (iii) and (iv) herein unless the Company furnishes written notice to the Executive of die specific offending conduct and the Executive fails to correct such offending conduct widiin die fifteen (15) day period commencing on die receipt of such notice.

		(iii)	Neglect or refusal by the Executive to perform the Executive's duties or responsibilities; or
		(iv)	A violation by the Executive of die Company's policies and procedures;

Notwidistanding die foregoing, Cause shall not exist under Sections 1(f) (iii) and (iv) herein unless the Company furnishes written notice to the Executive of die specific offending conduct and the Executive fails to correct such offending conduct widiin die fifteen (15) day period commencing on die receipt of such notice.

	(g)	"Code" shall mean die Internal Revenue Code of 1986, as amended from time to time;
(h)
"Consolidated Group" means and includes the Company, all of OSFs current of future subsidiaries and any odier corporations or divisions tiiereof, which are hereafter acquired by or consolidated with die OSI and which collectively carry on the business of OSI, die Company or any part thereof;

	(i)	"Notice of Termination" shall mean the notice described in Section 10 herein;
(j)
"Person" shall mean any individual, partnership, joint venture, association, trust, corporation or other entity, other tiian an employee benefit plan of die Company or an entity organized, appointed or established pursuant to the terms of any such benefit plan;

	(k)	"Termination Date" shall mean, except as otherwise provided in Section 10 herein,
		(i)	The Executive's date of deatii;
		(ii)	Thirty (30) days after the delivery of die Notice of Termination if the Executive's employment is terminated by die Executive voluntarily; and
		(iii)	Sixty Days (60) days after the delivery of the Notice of Termination if the Executive's employment is terminated by die Company for any reason other tiian cause
2	EMPLOYMENT.

The Company hereby agrees to employ the Executive and the Executive hereby agrees to serve die Company, on the terms and conditions set forth herein. Employment Contract - Page Oxysure/HR/Employment Agreement.doc

3.	TERM.

The employment of the Executive by the Company pursuant to the provisions of this Agreement shall commence on the date hereof and end on the One Thousand Eight Hundred Twenty Fifdi day thereafter, unless sooner terminated as hereinafter provided.

4.	POSITIONS AND DUTIES.

The Executive shall hold the position of Chairman & Chief Executive Officer of die Company and shall perform such duties as the Board shall direct and shall serve in such additional capacities as set forth in Section 7 herein. In connection witii the foregoing positions, die Executive shall have such duties, responsibilities and authority as may from time to time be assigned to die Executive by the Board. The Executive shall devote substantially all of the Executive's working time and efforts to the business and affairs of the Company.

5.	PLACE OF PERFORMANCE.

In connection with the Executive's employment by die Company, the Executive shall be based at die principal executive offices of die Company in North Dallas, Texas, except for where travel is required, or where otherwise required by the operations of the Company.

6.	COMPENSATION AND RELATED MATTERS.

(a)   Commencing on die date hereof, and during die Period of Employment, the Company shall pay to the Executive an annualized base salary as indicated in Exhibit A hereto. The Company will also issue to the Executive options as to die Common Stock of the Company as outlined in Exhibit A hereto. In addition, die Executive shall be entitied to participate in any annual bonus programs established by die Company for senior executives.

(b)   During die term of the Executive's employment hereunder, die Executive shall be entitied to receive prompt reimbursement for all pre-approved, reasonable expenses incurred by die Executive in performing services hereunder, including all business travel and living expenses while away from home on business or at die request of and in die service of the Company, provided tiiat such expenses are incurred and accounted for in accordance with die policies and procedures presentiy established by the Company and OSI or as may be changed from time to time.

(c)
The Executive shall be entitled to a pre-approved number of vacation days in each calendar year, and to compensation in respect of earned but unused vacation days, determined in accordance with the Company's vacation plan or policy. The Executive shall also be entitied to all paid holidays provided by die Company to its executives. The Executive shall also be entitied to all other benefits provided by the Company to its general employees.

7.	OFFICES.

The Executive agrees to serve without additional compensation, if elected or appointed thereto, as a member of die Board of Directors of the Company, or any subsidiary; provided, however, tiiat the Executive is indemnified for serving in any and all such capacities on a basis no less favorable than is currently provided in the Company's bylaws, or otherwise.

8.	TERMINATION FOR CAUSE.

If die Executive's employment with die Company is teiininated by the Company for Cause, subject to die procedures set fortii in Section 10 herein, the Executive shall be entitled to receive die Executive's Accrued Benefits as of the Termination Date. The Executive shall not be entitled to the receipt of any Termination Payment.

9.	VOLUNTARY TERMINATION BY EXECUTIVE.

From and after January 15, 2006, provided that die Executive furnishes two (2) months prior written notice to the Company, the Executive shall have the right to voluntarily terminate diis Agreement at any time. The Executive shall receive the Executive's Accrued Benefits as of the Termination Date and shall not be entitied to any Termination Payment.

10.	TERMINATION NOTICE AND PROCEDURE.
Any termination by the Company or die Executive of the Executive's employment during the Employment Period shall be communicated by written Notice of Temiination to the Executive, if such Notice of Termination is delivered by die Company, and to die Company, of such Notice of Termination is delivered by the Executive, all in accordance witii the following procedures:

(a)
The Notice of Temiination shall indicate die specific termination provision in tiiis Agreement relied upon and shall set forth in reasonable detail the facts and circumstances alleged to provide a basis for termination;

	(b)	Any Notice of Temiination by die Company shall be approved by a resolution duly adopted by a majority of the directors of the Company tiien in office;
11.	NONDISCLOSURE OF PROPRIETARY INFORMATION.
(a)
For the purposes of this Paragraph 11, including all subparagraphs, "the Company" shall mean the Company or OSI. Recognizing tiiat the Company is presentiy engaged, and may hereafter continue to be engaged, in die research and development of processes, the obtainment and sale of products or performance of services, which involve experimental and inventive work and that the success of its business depends upon the protection of the processes, products and services by patent, copyright or by secrecy and tiiat the Executive has had, or during the course of his engagement may have, access to Proprietary Information, as hereinafter defined, of die Company or otiier information and data of a secret or proprietary nature of the Company which the Company wishes to keep confidential and the Executive has furnished, or during die course of his engagement may furnish, such information to the Company, die Executive agrees tiiat (a) "Proprietary Information" shall mean any and all mediods, inventions, improvements or discoveries, whetiier or not patentable or copyrightable, and any other information of a similar nature related to die business of the Company disclosed to the Executive or otiierwise made known to him as a consequence of or through his engagement by the Company (including information originated by the Executive) in any technological area previously developed by the Company or developed, engaged in, or researched, by die Company during die term of the Executive's engagement, including, but not limited to, trade secrets, processes, products, formulae, apparatus, techniques, know-how, marketing plans, data, improvements, strategies, forecasts, customer lists, and technical requirements of customers, unless such information is in the public domain to such an extent as to be readily available to competitors.

	(b)	The Executive acknowledges that die Company has exclusive property rights to all Proprietary Information and die Executive hereby assigns all rights he might otherwise possess in any Proprietary Information to die Company. Except as required in die performance of his duties to the Company or otiierwise as required by law, die Executive will not at any time during or after the term of his engagement, which term shall include any time in which the Executive may be retained by die Company as a consultant, directiy or indirectiy use, communicate, disclose or disseminate any Proprietary Information or any other information of a secret, proprietary, confidential or generally undisclosed nature relating to the Company, its products, customers, processes and services, including information relating to testing, research, development, manufacturing, marketing and selling.

(c)
All documents, records, notebooks, notes, memoranda and similar repositories of, or containing, Proprietary Information or any other information of a secret, proprietary, confidential or generally undisclosed nature relating to die Company or its operations and activities made or compiled by the Executive at any time or made available to him prior to or during die term of his engagement by the Company, including any and all copies thereof, shall be die property of die Company, shall be held by him in trust solely for die benefit of the Company, and shall be delivered to the Company by him on the termination of his engagement or at any other time on the request of the Company.

(d)
The Executive will not assert any rights under any inventions, copyrights, discoveries, concepts or ideas, or improvements thereof, or know-how related thereto, as having been made or acquired by him prior to his being engaged by the Company or during the term of his engagement if based on or otiierwise related to Proprietary Information.

12.	ASSESSMENT OF INVENTIONS.
	(a)	For purposes of diis Paragraph 12, die term "Inventions" shall mean discoveries, concepts, and ideas, whetiier patentable or copyrightable or not, including but not limited to improvements, know-how, data, processes, mediods, formulae, and techniques, as well as improvements thereof or know-how related diereto, concerning any past, present or prospective activities of the Company which die Executive makes, discovers or conceives (whether or not during die hours of his engagement or with the use of die Company's facilities, materials or personnel), either solely or jointly witii others during his engagement by the Company or any affiliate and, if based on or related to Proprietary Information, at any time after termination of such engagement. All inventions shall be the sole property of the Company, and Executive agrees to perform the provisions of this paragraph 12 with respect thereto witiiout the payment by the Company of any royalty or any consideration therefor other tiian the regular compensation paid to die Executive in the capacity of an employee or consultants;

(b)
The Executive shall maintain written notebooks in which he shall set forth, on a current basis, information as to all Inventions, describing in detail the procedures employed and the results achieved as well as information as to any studies or research projects undertaken on die Company's behalf. The written notebooks shall at all times be the property of the Company and shall be surrendered to die Company upon termination of his engagement or, upon request of die Company, at any time prior tiiereto.

(c)	The Executive shall apply, at die Company's request and expense, for United States and foreign letters patent or copyrights eitiier in die Executive's name or otherwise as the Company shall desire.
(d)
The Executive hereby assigns to the Company all of his rights to such Inventions, and to applications for United States and/or foreign letters patent or copyrights and to United States and/or foreign letters patent or copyrights granted upon such Inventions.

(e)
The Executive shall acknowledge and deliver promptiy to the Company, widiout charge to die Company, but at its expense, such written instruments (including applications and assignments) and do such otiier acts, such as giving testimony in support of the Executive's inventorship, as may be necessary in the opinion of the Company to obtain, maintain, extend, reissue and enforce United States and/or foreign letters patent and copyrights relating to the Inventions and to vest the entire right and title thereto in die Company or its nominee. The Executive acknowledges and agrees tiiat any copyright developed or conceived of by the Executive during die term of Executive's employment which is related to die business of the Company shall be a "work for hire" under the copyright law of the United States and otiier applicable jurisdictions.

(f)	The Executive represents that his performance of all die terms of this Agreement and as an employee of or consultant to die Company does not and will not breach any trust prior to his employment by die Company. The Executive agrees not to enter into any agreement eitiier written or oral in conflict herewith and represents and agrees that he has not brought and will not bring with him to the Company or use in the performance of his responsibilities at the Company any materials or documents of a former employer which are not generally available to die public, unless he has obtained written autiiorization from die former employer for tiieir possession and use, a copy of which has been provided to die Company.

(g) No provisions of this Paragraph shall be deemed to limit the restrictions applicable to the Executive under Paragraph 11.
13.	SHOP RIGHTS.

The Company shall also have the royalty-free right to use in its business, and to make, use and sell products, processes and/or services derived from any inventions, discoveries, concepts and ideas, whetiier or not patentable, including but not limited to processes, methods, formulas and techniques, as well as improvements thereof or know how related thereto, which are not within die scope of Inventions as defined in Paragraph 12 but which are conceived or made by the Executive during the period he is engaged by die Company or with the use or assistance of the Company's facilities, materials or personnel.

14.	NON-COMPETE.
The Executive hereby agrees that during die term of this Agreement and for twelve montiis (12) months following a termination for any reason, unless otherwise specified in this agreement, shall not:
(a)
Within any jurisdiction or marketing area in the United States in which the Company or any subsidiary thereof is doing business, own, manage, operate or control any business of the type and character engaged in and competitive with the Company or any subsidiary thereof. For purposes of this paragraph, ownership of securities of not in excess of five percent (5%) of any class of securities of a public company shall not be considered to be competition with OSI, or any subsidiary tiiereof; or

(b)
Within any jurisdiction or marketing area in the United States in which die Consolidated Group or any member tiiereof is doing business, act as, or become employed as, an officer, director, employee, consultant or agent of any business of the type and character engaged in and competitive widi the Consolidated Group or any of its members; or

(c) Solicit any business that is the same as that of die Consolidated Group for, or sell any products tiiat are in competition with die Consolidated Group's products to, any company in the United States, which is, as of die date hereof, a customer or client of the Consolidated Group or any of its members, or was such a customer or client tiiereof within two years prior to the date of tiiis Agreement; or

(d) Solicit die employment of, or hire any full time employee employed by the Company or its subsidiaries as of the date of termination of this Agreement.

Restrictions Reasonable. Executive represents and agrees that the provisions hereof are reasonable in order to protect the business and proprietary interests of die Consolidated Group both as to the duration of time and any geographic limitation therein provided, based on the present business, plans and prospects of the Consolidated Group and die confidential and proprietary information to which Executive has had and will have access, and that compliance with the provisions hereof will not be unduly burdensome on him. Executive represents that prior to executing and delivering this agreement, he has reviewed die provisions of this agreement with his attorney.

15.	REMEDIES AND INJUNCTIVE RELIEF

The Executive hereby acknowledges and agrees tiiat a breach or tiireatened breach by him or die non-performance of certain of die covenants or promises contained herein by him may cause serious and irreparable harm to the Consolidated Group and tiiat any remedy at law, including any award of money damages, may be inadequate. Accordingly, Executive agrees and accepts that a tiireatened breach, a breach or a violation of the provisions of this agreement by him shall entitle the Company, as a matter of right, to an injunction issued by any court of competent jurisdiction, restraining any further or continued breach or violation of die provisions of diis agreement. Such right to an injunction shall be cumulative and in addition to, and not in lieu of, any other remedies to which die Company may be entitied. The Executive specifically acknowledges that the requirement of the Consolidated Group or any member tiiereof to post a bond for the issuance of a temporary restraining order or temporary injunction should be waived.

16.	ATTORNEY'S FEES.
In the event that eitiier party hereunder institutes any legal proceedings in connection with its rights or obligations under diis Agreement, the prevailing party in such proceeding shall be entitied to recover from the other party, all costs incurred in connection with such proceeding, including reasonable attorneys' fees, together with interest tiiereon from the date of demand at the rate of twelve percent (12%) per annum.

17.	SUCCESSORS.

This Agreement and all rights of die Executive shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, estates, executors, admiiiistrators, heirs and beneficiaries. In the event of die Executive's death, all amounts payable to the Executive under this Agreement shall be paid to the Executive's surviving spouse, or die Executive's estate if die Executive dies widiout a surviving spouse. This Agreement shall inure to die benefit of, be binding upon and be enforceable by, any successor, surviving or resulting corporation or other entity to which all or substantially all of the business and assets of the Company shall be transferred whedier by merger, consolidation, transfer or sale.

18.	ENFORCEMENT.

The provisions of this Agreement shall be regarded as divisible, and if any of said provisions or any part hereof are declared invalid or unenforceable by a court of competent jurisdiction, the validity and enforceability of die remainder of such provisions or parts hereof and die apphcability tiiereof shall not be affected thereby.

19.	AMENDMENT OR TERMINATION.

This Agreement may be amended, superseded, canceled, renewed or extended, and die terms hereof may be waived, only by written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on die part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof. Nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise tiiereof or the exercise of any other such right, power or privilege.

20.	SEVERABILITY.
The provisions of paragraphs 11,12,13 and 14 shall survive termination of this Agreement.

21.	ENTIRE AGREEMENT.

This Agreement sets fortii die entire agreement between the Executive and the Company witii respect to the subject matter hereof, and supersedes all prior oral or written agreements, negotiations, commitments and understandings with respect thereto. Each party to this Agreement acknowledges that no representations, inducements, or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and no other agreement, statement or promise not contained in diis Agreement shall be valid or binding. The parties hereto have had an opportunity to consult witii their respective attorneys concerning the meaning and the import of this Agreement and each has read this Agreement, as signified by his/their signatures below, and are executing the same for the purposes and consideration herein expressed.

22.	GOVERNING LAW

This Agreement and die Executive's and Company's respective rights and obligations hereunder shall be governed by and construed in accordance with die laws of the State of Texas applicable to agreements made and to be performed entirely within such State without giving effect to the provisions, principles, or policies tiiereof relating to choice or conflict laws, except to the extent that Federal law may apply

23.	NOTICE.
Any notice or other communication required or permitted hereunder shall be deemed given if in writing and delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally or sent by overnight air courier or facsimile transmission or, if mailed, two days after die date of deposit in the United States mails, as follows:
if to OSI: The Chairman of die Board Oxysure Systems, Inc. 2611 Internet Blvd. Suite 109 Frisco, TX 75070 if to the Executive:

Any party may be given notice in accordance witii diis Section to the otiier parties designate another address or person for receipt of notices by such party hereunder.
23.	BINDING EFFECT: NO ASSIGNMENT.

This Agreement shall be binding upon and inure to die benefit of the parties and their respective successors and legal representatives. This Agreement and any rights hereunder are not assignable except by operation of law or by OSI to any of its subsidiaries or affiliates. Any otiier purported assignment shall be null and void.

24.	VARIATIONS IN PRONOUNS.

Wherever the context shall so require, all words herein in the male gender shall be deemed to include the female or neuter gender and vice versa, all singular words shall include the plural, and all plural words shall include die singular. All pronouns and any variations thereof refer to die masculine, feminine or neuter, singular or plural, as the context may require.

25.	REPRESENTATION BY COUNSEL
Each party acknowledges that it has had the opportunity to be represented by separate independent counsel in the negotiation of tiiis Agreement, that any such respective attorneys were of its own choosing, that each autiiorized representative has read this Agreement and tiiat he understands its meaning and legal consequences to each party. The Parties warrant and represent that they have consulted widi their attorney of choice concerning the execution, the meaning and die import of this Agreement, and each has read tiiis Agreement and fully understands the terms hereof as signified by their signatures below, and are executing the same of their own free will for die purposes and consideration herein expressed. The Parties warrant and represent tiiat they have had sufficient time to consider whetiier to enter into this Agreement and that they are relying solely on their own judgment and die advice of tiieir own counsel in deciding to execute this Agreement. The Parties warrant and represent diat they have read tiiis Agreement in its entirety and have consulted with their attorney concerning the execution of tiiis Agreement. If any or all Parties have chosen not to seek alternative counsel, said party or parties hereby acknowledge that he or diey refrained from seeking alternative counsel entirely of his or their own volition and with full knowledge of the consequences of such a decision.

26.	PRESUMPTION AGAINST SCRIVENER
Each party waives die presumption that this Agreement is presumed to be in favor of die party which did not prepare it, in case of a dispute as to interpretation.
27.	CAPACITY
Each party represents and warrants tiiat he has the authority to enter into this Agreement either on his own behalf or in an official capacity on behalf of a corporate party.
28.	OTHER INSTRUMENTS

The Parties hereto covenant and agree tiiat they will execute such other and further instruments and documents as are or may become necessary or convenient to effectuate and carry out the business obligations and duties created by this Agreement.

29.	NO WAIVER.

No waiver by eitiier party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or (hssimilar provisions or conditions at the same time or any prior or subsequent time.

30.	HEADINGS.

The headings used in this Agreement are for admiiiistrative purposes only and do not constitute substantive matter to be considered in construing die terms and shall not affect die interpretation of this Agreement.

31.	COUNTERPARTS.
This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall togetiier constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less tiian all, but together signed by all of die parties hereto.

IN WITNESS WHEREOF, the Company, has caused this Agreement to be executed by its duly audiorized officer, and die Executive has executed tiiis Agreement, on die date and year first above written.

OSYSURE SYSTEMS, INC.

_______________________
By: Mr. Julian Ross
Its: Director

EXECUTIVE

___________________
JULIAN T. ROSS

STATE OF TEXAS
COUNTY OF COLLIN

BEFORE ME, the undersigned, on this day personally appeared Julian Ross, known to me to be the person executing the foregoing document, and stated that he executed the same for the pruposes and considerations therein expressed.

IN WITNEDD WHEREOF, I have set my hand and official seal, on this 26th day of April, 2004

____________________________________
Notary Public, State of Texas

Exhibit A - As Amended (July 19, 2004) To the Employment Agreement by and between OxySure Systems, Inc. and Julian T. Ross Dated January 15, 2004

(1) Stock Options

Subject to SEC regulations and the provisions of (1) (a)-(c) herein, the Executive shall be issued with Options as to the Common Stock of Oxysure Systems, Inc. ("OSI" or the "Company") pursuant to the Company's Voting Stock Option Plan, which Options shall become vested and exercisable in accordance with the following table.

Issue Condition	#Options	Strike Price
Completion of every calender month of service during the Term of the Employment Agreement	15,000	$.25
"Total options available"	900,000

(a) Reverse Split Provision: In the event that OSI is required to perform a reverse split prior to, during or as a result of the first round of Equity funding, as defined in §3 of the Employment Agreement, then the total number of stock options shall be reduced on a pro-rata basis. In addition, the strike price may be adjusted on a pro-rata basis.

(b) Acceleration: The Executive shall enjoy full acceleration of all Options granted upon a Change of Control event, provided that the Change of Control event occurs in the "post-money period", where the post-money period commences on the Effective Date. However, an IPO or a dilution of all the shareholders of OSI through a public offering does not constitute a Change of Control event for the purposes of this provision. Upon termination for anything other than cause, then the equivalent 24 of months worth of Options are accelerated, provided that the total number of options vested after such acceleration shall not exceed the "Total options available" in terms of this §1. There shall be no acceleration upon termination for cause or resignation.

(c) Dilution: There shall be no upward adjustments made to Options granted hereunder upon future stock issuances or option issuances by the Company.

If any of these terms outlined in this §1 conflict with any terms in any other agreements, then the terms outlined in this Exhibit A shall prevail.

(2) Salary, Bonus and Benefits

(a) Base Salary: Base Salary shall be the greater of $180,000 per annum or Formulal, where Formulal is calculated as .50% of achieved annual revenues of OSI, provided that OSI shall have achieved at least 12% EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization). Formulal shall not be applicable after OSI has achieved $125 million in achieved revenues (the "post-Formula1 period"), or where the operation of Formula1 has been removed by mutual agreement with the Board of Directors of OSI. During the post-Formula1 period, the Board of Directors shall review Base Salary on an annual basis, but in no event shall base salary be less than the prior year. Revenues and EBITDA are calculated in accordance with Generally Accepted Accounting Principles (GAAP).

(b) Benefits: Participation in OSI benefits established for senior management from time to time, such as for example, 401(k), health insurance, key man insurance, etc.

(c) Annual Bonus: The Board of Directors of OSI shall, in its sole discretion establish annual bonus programs pursuant to the achievement of stated goals and objectives from time to time.

(d) Severance Provisions: If the Executive is terminated subsequent to the Effective Date by the Company for anything other than cause, then the Executive shall receive a severance ("Severance") as follows:

(i)	An amount equal to 3 months' Base Salary if OSI's achieved annual revenues is less than $25 million at the time of the Change of Control event;
(ii)	An amount equal to 6 months' Base Salary if OSI's achieved annual revenues is between $25 million and $100 million at the time of the Change of Control event; or
(iii)	An amount equal to 12 months' Base Salary if OSI's achieved annual revenues is in excess of $100 million at the time of the Change of Control event, PROVIDED THAT

If the Executive is terminated by the Acquirer for anything other than cause in a Change of Control event, then the Executive shall receive a severance equal to three times (3X) the Severance defined in §2(e) herein. For the purposes of this §2(e) of the Exhibit A, an IPO or a dilution of all the shareholders of OSI through a public offering does not constitute a Change of Control event.